Consent of Independent Registered Public Accounting Firm

The Board of Directors
HSBC Holdings plc

We consent to the use of our report dated 28 February 2011, with respect to the consolidated balance sheets of HSBC Holdings plc and its subsidiary undertakings as of 31 December 2010 and 2009, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated cash flow statements for each of the years in the three-year period ended 31 December 2010 and the effectiveness of internal control over financial reporting as of 31 December 2010, included in the 31 December 2010 Annual Report on Form 20-F of HSBC Holdings plc incorporated by reference herein.

Our report refers to a change in the method of accounting for certain financial assets in the year ended 31 December 2008 following the adoption of ‘Reclassification of Financial Assets (Amendments to IAS 39 Financial Instruments: Recognition and Measurement and IFRS 7 Financial Instruments: Disclosures)’.

KPMG Audit Plc
London, England
8 September 2011